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                                                                    Exhibit 10.1

                ACQUISITION AGREEMENT AND PLAN OF REORGANIZATION

                                  by and among


                               BIO-VASCULAR, INC.
                     SYNOVIS INTERVENTIONAL SOLUTIONS, INC.
                                  EMTECH, INC.
                            CELTIC ENTERPRISES, LTD.
                               MARVIN H. PETERSON
                                STEVEN R. FARRIS
                                       AND
                              MICHAEL R. WATERHOUSE


                            Dated as of March 6, 2002

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                                TABLE OF CONTENTS

                                                                                                Page
ARTICLE I - DEFINITIONS .......................................................................   1

 1.1.   Definitions ...........................................................................   1
 1.2.   Interpretation ........................................................................   5

ARTICLE II - THE MERGER AND THE SURVIVING CORPORATION .........................................   5

 2.1.   The Merger ............................................................................   5
 2.2.   Effective Time of the Merger ..........................................................   5
 2.3.   Articles of Incorporation, By-laws and Board of Directors of Surviving Corporation ....   6

ARTICLE III - CONVERSION OF SHARES ............................................................   6

 3.1.   Conversion of Shares ..................................................................   6
 3.2.   SIS Shares ............................................................................   6
 3.3.   Delivery of Merger Consideration ......................................................   6

ARTICLE IV - CLOSING ..........................................................................   7

 4.1.   Closing ...............................................................................   7

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS ................................   7

 5.1.   Due Organization and Qualification ....................................................   7
 5.2.   Authorization; Non-Contravention; Approvals ...........................................   7
 5.3.   Capitalization and Ownership ..........................................................   8
 5.4.   Subsidiaries ..........................................................................   8
 5.5.   Financial Statements ..................................................................   8
 5.6.   Liabilities and Obligations ...........................................................   9
 5.7.   Accounts and Notes Receivable .........................................................   9
 5.8.   Assets ................................................................................  10
 5.9.   Material Customers and Contracts ......................................................  10
 5.10.  Permits ...............................................................................  11
 5.11.  Environmental Matters .................................................................  11
 5.12.  Labor and Employee Relations ..........................................................  12
 5.13.  Insurance .............................................................................  12
 5.14.  Compensation; Employment Agreements ...................................................  12
 5.15.  Noncompetition, Confidentiality and Nonsolicitation Agreements ........................  12
 5.16   Employee Benefit Plans ................................................................  13
 5.17.  Litigation and Compliance with Law ....................................................  15
 5.18.  Taxes .................................................................................  15
 5.19.  Absence of Changes ....................................................................  16
 5.20.  Accounts with Banks and Brokerages; Powers of Attorney ................................  17

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
 5.21.   Absence of Certain Business Practices ..............................................  17
 5.22.   Competing Lines of Business; Related-Party Transactions ............................  17
 5.23.   Intangible Property ................................................................  17
 5.24.   Tax Reorganization Representation ..................................................  17
 5.25.   Inventory ..........................................................................  17
 5.26.   Product Liability Claims ...........................................................  18
 5.27.   Warranty of Products ...............................................................  18
 5.28.   Individual Representations and Warranties of the Stockholders ......................  18
 5.29.   Disclosure .........................................................................  19

ARTICLE VI - REPRESENTATIONS AND WARRANTIES OF SIS ..........................................  19

 6.1.   Organization ........................................................................  19
 6.2.   Authorization; Non-Contravention; Approvals .........................................  19
 6.3.   Disclosure ..........................................................................  20

ARTICLE VII - REPRESENTATIONS AND WARRANTIES ................................................  20

 7.1.   Organization ........................................................................  20
 7.2.   Authorization; Non-Contravention; Approvals .........................................  20
 7.3.   Tax Reorganization Representations ..................................................  21
 7.4.   Ownership of SIS ....................................................................  22
 7.5.   BVI Securities ......................................................................  22
 7.6.   SEC Filings .........................................................................  22

ARTICLE VIII - CERTAIN COVENANTS ............................................................  23

 8.1.   Future Cooperation; Tax Matters .....................................................  23
 8.2.   Expenses ............................................................................  23
 8.3.   Legal Opinion .......................................................................  23
 8.4.   Consulting Services .................................................................  23
 8.5.   Repayment of Related Party Indebtedness .............................................  23
 8.6.   Registration Statement on Form S-3 ..................................................  24
 8.7.   Resignations ........................................................................  26

ARTICLE IX - INDEMNIFICATION ................................................................  26

 9.1.   General Indemnification by the Stockholders .........................................  26
 9.2.   Indemnification by Surviving Corporation ............................................  26
 9.3.   Indemnification by BVI ..............................................................  27
 9.4.   Third Person Claims .................................................................  27
 9.5.   Indemnification Deductible ..........................................................  28
 9.6.   Survival of Representations and Warranties ..........................................  28
 9.7.   Additional Notice; Cooperation ......................................................  28
 9.8.   Exclusive Remedy ....................................................................  28

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
ARTICLE X - NONCOMPETITION COVENANTS ....................................................  29

 10.1.   Prohibited Activities ..........................................................  29
 10.2.   Equitable Relief ...............................................................  29
 10.3.   Reasonable Restraint ...........................................................  30
 10.4.   Severability; Reformation ......................................................  30
 10.5.   Material and Independent Covenant ..............................................  30

ARTICLE XI - NONDISCLOSURE OF CONFIDENTIAL INFORMATION ..................................  30

 11.1.   General ........................................................................  30
 11.2.   Equitable Relief ...............................................................  30

ARTICLE XII - INTENDED TAX TREATMENT ....................................................  31

 12.1.   Tax-Free Reorganization ........................................................  31

ARTICLE XIII - FEDERAL SECURITIES ACT AND CONTRACTUAL RESTRICTIONS ON BVI COMMON STOCK ..  31

 13.1.   Compliance with Law ............................................................  31
 13.2.   Economic Risk; Sophistication ..................................................  31
 13.3.   SEC Reporting ..................................................................  32

ARTICLE XIV - MISCELLANEOUS .............................................................  32

 14.1.   Successors and Assigns .........................................................  32
 14.2.   Entire Agreement ...............................................................  32
 14.3.   Counterparts ...................................................................  32
 14.4.   Brokers and Agents .............................................................  33
 14.5.   Notices ........................................................................  33
 14.6.   Exercise of Rights and Remedies ................................................  34
 14.7.   Reformation and Severability ...................................................  34
 14.8.   Third Party Beneficiaries ......................................................  34

                ACQUISITION AGREEMENT AND PLAN OF REORGANIZATION

THIS ACQUISITION AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made as of the 6th day of March, 2002, by and among Bio-Vascular, Inc., a Minnesota corporation ("BVI"), Synovis Interventional Solutions, Inc., a Minnesota corporation that is a subsidiary of BVI ("SIS"), Emtech, Incorporated, a Minnesota corporation (the "Company"), Celtic Enterprises, LTD., a Minnesota corporation, Marvin H. Peterson, Steven R. Farris and Michael R. Waterhouse (with Celtic Enterprises, LTD. and such individuals being collectively referred to herein as the "Stockholders"), with the Stockholders being the Company's only stockholders.

WHEREAS, the respective Boards of Directors of SIS and the Company (collectively referred to as "Constituent Corporations") deem it advisable and in the best interests of the Constituent Corporations and their respective stockholders that the Company merge with and into SIS (the "Merger"); and

WHEREAS, the Boards of Directors of the Constituent Corporations have approved and adopted this Agreement as a plan of reorganization within the provisions of
Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"); and

WHEREAS, the stockholders of the Constituent Corporations have approved the Merger in accordance with the MBC Act (as defined below); and

NOW, THEREFORE, in consideration of the premises and of the mutual agreements, representations, warranties, provisions and covenants contained herein, the parties hereto, intending to be legally bound, agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

1.1. Definitions. Capitalized terms used in this Agreement shall have the following meanings:

"Affiliate" of, or "Affiliated" with, a specified person or entity means a person or entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified person or entity.

"Agreement" has the meaning set forth in the first paragraph of this Agreement.

"Balance Sheet Date" has the meaning set forth in Section 5.5.

"Broker" has the meaning set forth in Section 14.4.

"BVI" has the meaning set forth in the first paragraph of this Agreement.

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"BVI Common Stock" means BVI's common stock, par value $.01 per share.

"Closing" has the meaning set forth in Section 4.1.

"Closing Date" has the meaning set forth in Section 4.1.

"Code" has the meaning set forth in the third paragraph of this Agreement.

"Company" has the meaning set forth in the first paragraph of this Agreement.

"Company Common Stock" has the meaning set forth in Section 3.1.

"Competitive Business" means any business that competes with the Company or the Surviving Corporation, including, without limitation, any business that is engaged in the business of precision computer numerical control machining, design and building of plastic injection molds and fixtures, plastic injection molding and mechanical assembly.

"Constituent Corporations" has the meaning set forth in the second paragraph of this Agreement.

"Effective Time" has the meaning set forth in Section 2.2.

"Encumbrances" means all liens, encumbrances, mortgages, pledges, security interests, conditional sales agreements, charges, options, preemptive rights, rights of first refusal, reservations, restrictions or other encumbrances or defects in title.

"Employee benefit plan" has the meaning set forth in Section 5.16.

"Employee pension benefit plan" has the meaning set forth in Section 5.16.

"Environmental Laws" means any Law or agreement with any Governmental Authority relating to (a) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance, in each case as amended and as in effect on the Closing Date. The term "Environmental Law" includes, without limitation, (i) the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970, each as amended and as in effect on the Closing Date, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability

                                       2

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or obligations for injuries or damages due to, or threatened as a result of, the presence of, effects of or exposure to any substance.

"ERISA" has the meaning set forth in Section 5.16.

"ERISA Affiliate" has the meaning set forth in Section 5.16.

"Expiration Date" has the meaning set forth in Section 9.6.

"Financial Statements" has the meaning set forth in Section 5.5.

"GAAP" means generally accepted accounting principles, consistently applied by the respective party.

"Governmental Authority" means any federal, state, local or foreign government, political subdivision or governmental or regulatory authority, agency, board, bureau, commission, instrumentality or court or quasi-governmental authority.

"Hazardous Substances" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law. The term "Hazardous Substances" includes, without limitation, any substance to which exposure is regulated by any Governmental Authority or any Environmental Law including, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde foam insulation, lead or polychlorinated biphenyls.

"Indemnified Party" has the meaning set forth in Section 9.4.

"Indemnifying Party" has the meaning set forth in Section 9.4.

"Interim Balance Sheet" has the meaning set forth in Section 5.5.

"Interim Financial Statements" has the meaning set forth in Section 5.5.

"Knowledge" means, in the case of the Company or the Stockholders, the actual knowledge, whenever obtained and after due inquiry, of any of the Stockholders.

"Law" or "Laws" means any and all federal, state, local or foreign statutes, laws, ordinances, proclamations, code, regulations, licenses, permits, authorizations, approvals, consents, legal doctrine, published requirements, orders, decrees, judgments, injunctions and rules of any Governmental Authority, including, without limitation, those covering environmental, Tax, energy, safety, health, transportation, bribery, recordkeeping, zoning, discrimination, antitrust and wage and hour matters, in each case as amended and in effect from time to time.

                                       3

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"Loss" or "Losses" means all liabilities, losses, claims, damages, actions, suits, proceedings, demands, assessments, adjustments, fees, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and costs and expenses of investigation), net of income Tax effects with respect thereto (including, without limitation, income Tax benefits recognized in connection therewith and income Taxes upon any indemnification recovery thereof) and net of any insurance proceeds, and any indemnity, contribution or similar payment, collected by SIS, SIS or the Surviving Corporation or any Affiliate thereof.

"Material Customers" has the meaning set forth in Section 5.9.

"Merger Consideration" has the meaning set forth in Section 3.1.

"Merger Filing" has the meaning set forth in Section 2.2.

"Merger" has the meaning set forth in the second paragraph of this Agreement.

"MBC Act" means the Minnesota Business Corporation Act, as amended.

"Noncompete Term" has the meaning set forth in Section 10.1(a).

"1933 Act" means the Securities Act of 1933, as amended.

"1934 Act" means the Securities Exchange Act of 1934, as amended.

"Permits" has the meaning set forth in Section 5.10.

"Permitted Encumbrances" means (a) liens for taxes, assessments and governmental charges or levies (i) not yet due and payable or (ii) which are being contested in good faith by appropriate proceedings and for which an appropriate reserve has been established in the Financial Statements under GAAP; (b) Encumbrances imposed by Law, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar liens arising in the ordinary course of business securing obligations that are being contested in good faith by appropriate proceedings and for which an appropriate reserve has been established in the Financial Statements under GAAP; (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; (d) survey exceptions, reciprocal easement agreements or other customary encumbrances on title to real property that (i) were not incurred in connection with any indebtedness, (ii) do not render title to the property encumbered thereby unmarketable or uninsurable, and
(iii) do not, individually or in the aggregate, adversely affect the value of or the use of such property for its present purposes; and (e) Encumbrances reflected in the Financial Statements.

"Plan" has the meaning set forth in Section 5.16.

"Qualified Plans" has the meaning set forth in Section 5.16.

"Registrable Securities" has the meaning set forth in Section 8.6(b).

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"Registration Statement" has the meaning set forth in Section 8.6(b)

"Restricted Shares" has the meaning set forth in Section 13.1.

"Rule 144" means Rule 144 as promulgated under the 1933 Act, and any successor rule or statute.

"Sale Notice" has the meaning set forth in Section 8.6(b).

"SEC" means the Securities and Exchange Commission.

"SIS" has the meaning set forth in the first paragraph of this Agreement.

"Stockholders" has the meaning set forth in the first paragraph of this Agreement.

"Surviving Corporation" has the meaning set forth in Section 2.1.

"Taxes" has the meaning set forth in Section 5.18.

"Third Person" has the meaning set forth in Section 9.4.

"Year-End Financial Statements has the meaning set forth in Section 5.5.

1.2. Interpretation. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

     (a) the terms defined in Section 1.1 and elsewhere in this Agreement include the plural as well as the singular;

     (b) all accounting terms not otherwise defined herein have the meanings ascribed to them in accordance with GAAP; and

     (c) the words "herein," "hereof," and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

                                   ARTICLE II
                    THE MERGER AND THE SURVIVING CORPORATION

2.1. The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time in accordance with the MBC Act, the Company shall be merged with and into SIS and the separate existence of the Company shall thereupon cease. SIS shall be the surviving corporation in the Merger (hereinafter sometimes referred to as the "Surviving Corporation").

2.2. Effective Time of the Merger. The Merger shall become effective at such time (the "Effective Time") as (a) holders of all the Company Common Stock approve the Merger, and (b)

                                       5

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the articles of merger, in a form mutually acceptable to SIS and the Company, are filed with the Secretary of State of the State of Minnesota (the "Merger Filing"). The Merger Filing shall be made simultaneously with or as soon as practicable after the execution of this Agreement and the Closing.

2.3. Articles of Incorporation, By-laws and Board of Directors of Surviving Corporation. As a result of the Merger and at the Effective Time, the following shall occur:

     (a) The Articles of Incorporation of SIS in effect immediately prior to the Effective Time shall become the Articles of Incorporation of the Surviving Corporation. After the Effective Time, the Articles of Incorporation of the Surviving Corporation may be amended in accordance with their terms and as provided in the MBC Act.

     (b) The Bylaws of SIS in effect immediately prior to the Effective Time shall become the Bylaws of the Surviving Corporation, and thereafter may be amended in accordance with their terms and as provided by the Articles of Incorporation of the Surviving Corporation and MBC Act.

     (c) The Board of Directors of SIS as constituted immediately prior to the Effective Time shall be the Board of Directors of the Surviving Corporation.

                                   ARTICLE III
                              CONVERSION OF SHARES

3.1. Conversion of Shares. At the Effective Time, by virtue of the Merger, and without any action on the part of any holder of any capital stock of the Company, the issued and outstanding shares of common stock, $1.00 par value per share, of the Company as of the Effective Time (the "Company Common Stock") shall be converted into the right to receive, and become exchangeable for (a) $95,000 in cash, and (b) that number of shares of BVI Common Stock equal to (i) $1,205,000 divided by the average closing price of BVI Common Stock as reported on the Nasdaq National Market during the regular trading session for the three
(3) trading days (each, a "Pricing Date") ending five (5) days prior to the Closing Date, less (ii) $75,912, which represents that certain "Receivables, Marv Peterson" account as reflected on the Company's books and records as of March 6, 2002, which number the parties hereby agree is 140,434 shares of BVI Common Stock. The cash and shares of BVI Common Stock shall be issued to or at the direction of the Stockholders as set forth in Schedule 3.1. The BVI Common Stock and cash paid pursuant to clauses (a) and (b) herein in exchange for the Company Common Stock are collectively referred to as the "Merger Consideration.

3.2. SIS Shares. The outstanding shares of common stock, par value $0.01 per share, of SIS shall remain outstanding following the Merger.

3.3. Delivery of Merger Consideration. At the Closing, (a) each Stockholder shall furnish to SIS the certificates representing its Company Common Stock, duly endorsed in blank by such Stockholder or accompanied by duly executed blank stock powers, and (b) SIS shall deliver to or at the direction of each Stockholder cash (by wire transfer in accordance with the wiring

                                       6

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instructions for each Stockholder set forth on Schedule 3.1) and certificates representing the shares of BVI Common Stock to be delivered to such Stockholder pursuant to Section 3.1. Each Stockholder agrees promptly to cure any deficiencies with respect to the endorsement of the certificates or other documents of conveyance with respect to the Company Common Stock or with respect to the stock powers accompanying such stock.

                                   ARTICLE IV
                                     CLOSING

4.1. Closing. The consummation of the Merger and delivery of the consideration as described in Section 3.3 hereof and the other transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Winthrop & Weinstine, P.A. 3000 Dain Rauscher Plaza, 60 South Sixth Street, Minneapolis, Minnesota, concurrently with the execution of this Agreement or at such other time and date as BVI, SIS, the Company and the Stockholders may mutually agree, which date is herein referred to as the "Closing Date."

                                    ARTICLE V
               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

In connection with and as an inducement to BVI and SIS to enter into and be bound by the terms of this Agreement, the Stockholders in their individual capacities, with the exception of Section 5.28 of this Agreement, jointly and severally represent and warrant to BVI and SIS as follows:

5.1. Due Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Minnesota and is duly authorized and qualified to do business under all applicable Laws and to carry on its business in the places and in the manner as now conducted. The Company has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as such business is currently being conducted. Schedule 5.1 contains a list of all jurisdictions in which the Company is authorized or qualified to do business. True, complete and correct copies of the Articles of Incorporation and By-laws, each as amended, of the Company are attached hereto included as part of Schedule
5.1. Correct and complete copies of all stock records and minute books of the Company have been provided to SIS.

5.2. Authorization; Non-Contravention; Approvals.

     (a) The Company has the requisite power and authority to enter into this Agreement and to effect the Merger. The execution, delivery and performance of this Agreement have been approved by the board of directors of the Company and by the Stockholders. No additional corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company, and, assuming the due authorization, execution and delivery hereof by BVI and SIS, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms.

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

     (b) The execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the transactions contemplated hereby will not, violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company under any of the terms, conditions or provisions of, (i) the Articles of Incorporation or Bylaws of the Company, (ii) any Laws applicable to the Company or any of its properties or assets, or (iii) except as set forth in
Schedule 5.2, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, lease or other instrument, obligation or agreement of any kind to which the Company is now a party or by which the Company or any of its properties or assets may be bound or affected.

     (c) Except for the Merger Filing and as set forth in Schedule 5.2, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority or third party is necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby. Except as set forth in Schedule 5.2, none of the contracts or agreements with Material Customers or contracts providing for purchases or services individually in excess of $25,000, or in the aggregate in excess of $50,000, or other material agreements, licenses or permits to which the Company is a party requires notice to, or the consent or approval of, any third party for the execution and delivery of this Agreement by the Company and the Stockholders and the consummation of the transactions contemplated hereby.

5.3. Capitalization and Ownership. The authorized capital stock of the Company consists solely of 1,050,000 shares of Company Common Stock, of which 1,040,500 shares are issued and outstanding. All of the issued and outstanding shares of the Company Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, and were offered, issued, sold and delivered by the Company in compliance with all applicable Laws, including, without limitation, those Laws concerning the issuance of securities. None of such shares were issued in violation of the preemptive rights of any past or present stockholder. Except as set forth in Schedule 5.3, no subscription, option, warrant, call, convertible or exchangeable security, other conversion right or commitment of any kind exists which obligates the Company to issue any of its capital stock.

5.4. Subsidiaries. Except as set forth in Schedule 5.4, the Company owns, of record or beneficially, or controls, directly or indirectly, no capital stock, securities convertible into or exchangeable for capital stock or any other equity interest in any corporation, association or other business entity. Except as set forth in Schedule 5.4, the Company is not, directly or indirectly, a participant in any joint venture, limited liability company, partnership or other noncorporate entity.

5.5. Financial Statements.

     (a) The Company has delivered to SIS complete and correct copies of the following financial statements:

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          (i)  the compiled, unaudited balance sheet of the Company as of
               September 30, 2001 and the related compiled, unaudited statement of income for the one-year period ended September 30, 2001 (such balance sheet and the related statement of income are referred to herein as the "Year-End Financial Statements");

          (ii) the compiled, unaudited balance sheet (the "Interim Balance Sheet") of the Company as of December 31, 2001 (the "Balance Sheet Date") and the related unaudited statement of income for the interim period ended on the Balance Sheet Date (such balance sheet and the related statement of income are referred to herein as the "Interim Financial Statements"). The Year-End Financial Statements and the Interim Financial Statements (collectively, the "Financial Statements") are attached as Schedule 5.5 to this Agreement.

     (b) Except as set forth in Schedule 5.5, the Financial Statements have been prepared from the books and records of the Company in conformity with GAAP (except for the absence of notes in the Financial Statements) and present fairly the financial position and results of operations of the Company as of the dates of such statements and for the periods covered thereby. The books of account of the Company have been kept accurately in all material respects in the ordinary course of business, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Company have been properly recorded therein in all material respects.

5.6. Liabilities and Obligations. Except as set forth in Schedule 5.6, as of the Balance Sheet Date the Company did not have, nor has it incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (a) liabilities, obligations or contingencies
(i) that are accrued or reserved against in the Financial Statements or (ii) that were incurred after the Balance Sheet Date and were incurred in the ordinary course of business, consistent with past practices, and (b) liabilities and obligations that are of a nature not required to be reflected in the Financial Statements prepared in accordance with GAAP and that were incurred in the normal course of business and are described in Schedule 5.6. Schedule 5.6 contains a reasonable estimate by the Company of the maximum amount that may be payable with respect to liabilities which are not fixed. For each such liability for which the amount is not fixed or is contested, the Company has provided a summary description of the liability together with copies of all relevant documentation relating thereto. Schedule 5.6 sets forth the Company's outstanding principal amount of indebtedness for borrowed money (including overdrafts) as of the date hereof.

5.7. Accounts and Notes Receivable. Schedule 5.7 sets forth an accurate list of the accounts and notes receivable of the Company as of the Balance Sheet Date and the second business day preceding the Closing Date, including any such amounts which are not reflected in the Interim Balance Sheet. Receivables from and advances to employees, the Stockholders and any entities or persons related to or Affiliates of the Stockholders are separately identified in Schedule 5.7.
Schedule 5.7 also sets forth an accurate aging of all accounts and notes receivable as of the

Balance Sheet Date, showing amounts due in 30-day aging categories. The trade and other accounts receivable of the Company, including without limitation those classified as current assets on the Interim Balance Sheet, are bona fide receivables, were acquired in the ordinary course of business, are stated in accordance with GAAP and are collectible in the amounts shown on Schedule 5.7, net of reserves reflected in the Interim Financial Statements with respect to the accounts receivable as of the Balance Sheet Date, and net of reserves reflected in the books and records of the Company (consistent with the methods used in the Interim Financial Statements) with respect to receivables of the Company after the Balance Sheet Date.

5.8. Assets.

     (a) Schedule 5.8 sets forth an accurate list of all real and personal property included in "property and equipment" on the Interim Balance Sheet and all other tangible assets of the Company with a book value in excess of $10,000
(i) owned by the Company as of the Balance Sheet Date and (ii) acquired since the Balance Sheet Date, including in each case true, complete and correct copies of leases for significant equipment and for all real property leased by the Company and descriptions of all real property on which buildings, warehouses, workshops, garages and other structures used in the operation of the business of the Company are situated. Except for the building in which the Company's principal office is located, Schedule 5.8 also indicates those assets used in the operation of the business of the Company that are currently owned by the Stockholders or Affiliates of the Company or the Stockholders. All of the tangible assets, vehicles and other significant machinery and equipment of the Company listed in Schedule 5.8 are materially in good working order and condition, ordinary wear and tear excepted. All fixed assets used by the Company in its business are either owned by the Company or leased under agreements identified in Schedule 5.8. All leases set forth in Schedule 5.8 are in full force and effect and constitute valid and binding agreements of the Company and the other parties thereto in accordance with their respective terms.

     (b) The Company has good and indefeasible title to the tangible and intangible personal property owned and used in its business free and clear of all Encumbrances other than Permitted Encumbrances.

     (c) The tangible and intangible assets of the Company include all the assets used in the operation of the business of the Company as conducted at the Balance Sheet Date, except for dispositions of such assets since such date in the ordinary course of business, consistent with past practices.

5.9. Material Customers and Contracts.

     (a) Schedule 5.9 sets forth an accurate list of (i) all customers representing 5% or more of the Company's revenues for the fiscal year ended in 2001 or the interim period ended on the Balance Sheet Date (the "Material Customers"), and (ii) all material executory contracts, warranties, commitments and similar agreements to which the Company is currently a party or by which it or any of its properties is bound, including, but not limited to, (A) all customer contracts in excess of $10,000, individually, or $25,000 in the aggregate, including, without limitation, consignment contracts, (B) contracts with any labor organizations, (C) leases providing for annual rental payments in excess of $5,000, individually, or $10,000 in the aggregate, (D) loan agreements, (E) pledge and security agreements, (F) indemnity or guaranty agreements or obligations, (G) bonds, (H) notes, (I) mortgages, (J) joint venture or partnership agreements, (K) options to purchase real or personal property, and (L) agreements relating to the purchase or sale by the Company of assets (other than oral agreements relating to sales of inventory or services in the ordinary course of business, consistent with past practices) or securities for more than $5,000, individually, or $10,000 in the aggregate. Prior to the date hereof, the Company has made available to SIS complete and correct copies of all such agreements.

     (b) Except to the extent set forth in Schedule 5.9, (i) no Material Customer has canceled or substantially reduced or, is threatening to cancel or substantially reduce its purchases of the Company's products or services, and
(ii) the Company is in compliance with all material commitments and obligations pertaining to it under such agreements and is not in default under any of the agreements described in subsection (a), no notice of default has been received by the Company, and the Stockholders and the Company are aware of no basis therefor.

     (c) Except to the extent set forth in Schedule 5.9, the Company is not a party to any governmental contracts subject to price redetermination or renegotiation. Schedule 5.9 sets forth the Company's material bonding or other financial security requirements or arrangements in connection with any transactions with any of its customers or suppliers.

     (d) Schedule 5.9 sets forth a summary of each outstanding bid or proposal by the Company that, if awarded to the Company, contemplates payments to the Company in excess of $50,000 and that is subject to acceptance or award by a third party.

5.10. Permits. Schedule 5.10 contains an accurate list of all material licenses, franchises, permits, transportation authorities and other governmental authorizations and intangible assets held by the Company, including, without limitation, permits, licenses and operating authorizations, titles (including motor vehicle titles and current registrations), fuel permits, franchises, certificates, trademarks, trade names, patents, patent applications and copyrights owned or held by the Company (the "Permits"). The Permits are valid, and the Company has not received any written notice that any Governmental Authority intends to cancel, terminate or not renew any such license, operating authorization, franchise, permit or other governmental authorization. The Permits are all the permits that are required by Law for the operation of the business of the Company as conducted at the Balance Sheet Date and the ownership of the assets of the Company. The Company has conducted and is conducting its business in substantial compliance with the requirements, standards, criteria and conditions set forth in the Permits, as well as the applicable orders, approvals and variances related thereto, and is not in violation of any of the foregoing. Except as specifically provided in Schedule 5.10, the transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded to the Company by, any Permits.

5.11. Environmental Matters. Except as set forth in Schedule 5.11, (a) the Company has complied with and is in compliance, in all material respects, with all Environmental Laws, including, without limitation, Environmental Laws relating to air, water, land and the generation, storage, use, handling, transportation, treatment or disposal of Hazardous Substances; (b) the Company has obtained and complied, in all material respects, with all necessary permits and other approvals necessary to treat, transport, store, dispose of and otherwise handle Hazardous Substances and has reported, to the extent required by all Environmental Laws, all past and present sites owned or operated by the Company where Hazardous Substances have been treated, stored, disposed of or otherwise handled; (c) there have been no "releases" or threats of "releases" (as defined in any Environmental Laws) at, from, in or on any property owned or operated by the Company; (d) there is no on-site or off-site location to which the Company has transported or disposed of Hazardous Substances or arranged for the transportation or disposal Hazardous Substances which is the subject of any federal, state, local or foreign enforcement action or any other investigation which could lead to any claim against the Surviving Corporation or SIS for any clean-up cost, remedial work, damage to natural resources or personal injury, including, but not limited to, any claim under (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (ii) the Resource Conservation and Recovery Act, (iii) the Hazardous Materials Transportation Act, or (iv) comparable state and local statutes and regulations; and (e) the Company has no contingent liability in connection with any release or disposal of any Hazardous Substance into the environment. None of the past or present sites owned or operated by the Company is currently or has ever been designated as a treatment, storage and/or disposal facility, nor has any such facility ever applied for a Permit designating it as a treatment, storage and/or disposal facility, under any Environmental Law.

5.12. Labor and Employee Relations. The Company is not bound by or subject to any arrangement with any labor union. No employees of the Company are represented by any labor union or covered by any collective bargaining agreement nor is any campaign to establish such representation in progress. There is no pending or, to the Knowledge of the Company threatened labor dispute involving the Company and any group of its employees nor has the Company experienced any significant labor interruptions over the past five years. The Company has no Knowledge of any significant issues or problems in connection with the relationship of the Company with its employees.

5.13. Insurance. Schedule 5.13 sets forth an accurate list as of the Balance Sheet Date of all insurance policies carried by the Company and of insurance loss runs and workmen's compensation claims for the past three policy years. Except as set forth in Schedule 5.13, all of such policies are "claims made" policies. The policies described in such Schedule for the current policy year are currently in full force and effect.

5.14. Compensation; Employment Agreements. Schedule 5.14 sets forth an accurate schedule of all officers, directors and employees of the Company with annual compensation of $50,000 or more, listing the rate of compensation (and the portions thereof attributable to salary, bonus, benefits and other compensation, respectively) of each of such persons as of (a) the Balance Sheet Date and (b) the date hereof. Attached to Schedule 5.14 are true, complete and correct copies of each employment or consulting agreement with any employee of the Company or any Stockholder. Each employee of the Company is an employee at will.

5.15. Noncompetition, Confidentiality and Nonsolicitation Agreements. Schedule
5.15 sets forth a true, complete and correct list of all agreements containing covenants not to compete or solicit employees or to maintain the confidentiality of information to which the Company is bound or under which the Company has any rights or obligations.

5.16. Employee Benefit Plans.

     (a) Schedule 5.16 sets forth an accurate schedule of each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all nonqualified deferred compensation arrangements, whether formal or informal and whether legally binding or not, under which the Company or an ERISA Affiliate has any current or future obligation or liability or under which any present or former director, officer or employee of the Company or an ERISA Affiliate, or such present or former director's, officer's or employee's dependents or beneficiaries, has any current or future right to benefits (each such plan and arrangement referred to hereinafter as a "Plan"), together with true and complete copies of such Plans, arrangements and any trusts related thereto, and classifications of employees covered thereby as of December 31, 2001. Neither the Company nor any ERISA Affiliate sponsors, maintains or contributes currently, or at any time during the preceding five years, to any plan, program, fund or arrangement that constitutes an employee pension benefit plan. Each Plan may be terminated by the respective Company, or if applicable, by an ERISA Affiliate at any time without any liability, cost or expense, other than costs and expenses that are customary in connection with the termination of a Plan. For purposes of this Agreement, the term "employee pension benefit plan" shall have the meaning given that term in Section 3(2) of ERISA, and the term "ERISA Affiliate" means any corporation or trade or business under common control with the Company as determined under
Section 414(b), (c), (m) or (o) of the Code.

     (b) Each Plan listed in Schedule 5.16 is in compliance in all material respects with the applicable provisions of ERISA, the Code, the Public Health Service Act and any other applicable Law. With respect to each Plan of the Company and each ERISA Affiliate (other than a "multiemployer plan," as defined in Section 4001(a)(3) of ERISA), all reports and other documents required under ERISA or other applicable Law to be filed with any Governmental Authority, the failure of which to file could reasonably be expected to result in a material liability to the Company or any ERISA Affiliate or required to be distributed to participants or beneficiaries, have been duly and timely filed or distributed. True and complete copies of all such reports and other documents with respect to the past three years for each Plan have been provided to SIS. No "accumulated funding deficiency" (as defined in Section 412(a) of the Code) with respect to any Plan has been incurred (without regard to any waiver granted under Section 412 of the Code), nor has any funding waiver from the Internal Revenue Service been received or requested. Each Plan that is intended to be "qualified" within the meaning of Section 401(a) of the Code (a "Qualified Plan") is, and has been during the period from its adoption to the date hereof, so qualified, both as to form and operation and all necessary approvals of Governmental Authorities, including a favorable determination as to the qualification under the Code of each of such Qualified Plans and each amendment thereto, have been timely obtained. All accrued contribution obligations of the Company with respect to any Plan have either been fulfilled in their entirety or are fully reflected in the Financial Statements.

     (c) No Plan has incurred or will incur, and neither the Company nor any ERISA Affiliate has incurred or will incur with respect to any Plan, any liability for excise tax or penalty due to the Internal Revenue Service. There have been no terminations, partial terminations or discontinuances of contributions to any Qualified Plan during the preceding five years without notice to and approval by the Internal Revenue Service and payment of all obligations and liabilities attributable to such Qualified Plan.

     (d) Neither the Company nor any ERISA Affiliate has made any promises of retirement or other benefits to employees, except as set forth in the Plans, and neither the Company nor any ERISA Affiliate maintains or has established any Plan that is a "welfare benefit plan" within the meaning of Section 3(1) of ERISA that provides for retiree medical benefits or any other continuing benefits or coverage for any participant or any beneficiary of a participant after such participant's termination of employment, except as may be required by
Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code and similar state Law provisions, and at the expense of the participant or the beneficiary of the participant. Neither the Company nor any ERISA Affiliate maintains, has established or has ever participated in a multiple employer welfare benefit arrangement as described in Section 3(40)(A) of ERISA. Neither the Company nor any ERISA Affiliate has any current or future obligation or liability with respect to a Plan pursuant to the provisions of a collective bargaining agreement.

     (e) Neither the Company nor any ERISA Affiliate has incurred any material liability to the Pension Benefit Guaranty Corporation in connection with any Plan. The assets of each Plan that are subject to Title IV of ERISA are sufficient to provide the benefits under such Plan, the payment of which the Pension Benefit Guaranty Corporation would guarantee if such Plan were terminated, and such assets are also sufficient to provide all other "benefits liabilities" (as defined in ERISA Section 4001(a)(16)) due under such Plan upon termination.

     (f) No "reportable event" (as defined in Section 4043 of ERISA) has occurred and is continuing with respect to any Plan. There are no pending, or threatened claims, lawsuits or actions (other than routine claims for benefits in the ordinary course) asserted or instituted against, and neither the Company nor any ERISA Affiliate has Knowledge of any threatened litigation or claims against, the assets of any Plan or its related trust or against any fiduciary of a Plan with respect to the operation of such Plan. There are no investigations or audits of any Plan by any Governmental Authority currently pending and there have been no such investigations or audits that have been concluded that resulted in any liability to the Company or any ERISA Affiliate that has not been fully discharged. Neither the Company nor any ERISA Affiliate has participated in any voluntary compliance or closing agreement programs established with respect to the form or operation of a Plan.

     (g) Neither the Company nor any ERISA Affiliate has engaged in any prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, in connection with any Plan for which exemption was not available. Neither the Company nor any ERISA Affiliate is, or ever has been, a participant in or is obligated to make any payment to a multiemployer plan. No person or entity that was engaged by the Company or an ERISA Affiliate as an independent contractor within the last five years reasonably can or will be characterized or deemed to be an employee of the Company or an ERISA Affiliate under applicable Laws for any purpose whatsoever, including, without limitation, for purposes of federal, state and local income taxation, workers' compensation and unemployment insurance and Plan eligibility.

5.17. Litigation and Compliance with Law. Except as set forth in Schedule 5.17, there are no claims, actions, suits or proceedings pending, or to the Knowledge of the Company, threatened against or affecting the Company, at law or in equity, or before or by any Governmental Authority having jurisdiction over the Company. No written notice of any claim, action, suit or proceeding, whether pending or threatened, has been received by the Company and there is no basis therefor. Except to the extent set forth in Schedule 5.17, the Company has conducted and is conducting its business in compliance with all Laws applicable to the Company, its assets or the operation of its business.

5.18. Taxes. For purposes of this Agreement, the term "Taxes" shall mean all taxes, charges, fees, levies or other assessments including, without limitation, income, gross receipts, excise, property, sales, withholding, social security, unemployment, occupation, use, service, service use, license, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the United States or any state, local or foreign government or subdivision or agency thereof, whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable to or imposed with respect to any such taxes, charges, fees, levies or other assessments. The Company has timely filed all requisite federal, state, local and other tax returns for all fiscal periods ended on or before the Closing, and has duly paid in full or made adequate provision in the Financial Statements for the payment of all Taxes for all periods ending at or prior to the Closing Date. The Company has duly withheld and paid or remitted all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other person or entity that required withholding under any applicable Law, including, without limitation, any amounts required to be withheld or collected with respect to social security, unemployment compensation, sales or use taxes or workers' compensation. Except as set forth in Schedule 5.18, there are no examinations in progress or claims against the Company relating to Taxes for any period or periods prior to and including the Balance Sheet Date and no written notice of any claim for Taxes, whether pending or threatened, has been received. The Company has not granted or been requested to grant any extension of the limitation period applicable to any claim for Taxes or assessments with respect to Taxes. The Company is not a party to any Tax allocation or sharing agreement and is not otherwise liable or obligated to indemnify any person or entity with respect to any Taxes. The amounts shown as accruals for Taxes on the Interim Financial Statements as of the Balance Sheet Date are sufficient for the payment of all Taxes for all fiscal periods ended on or before that date. True and complete copies of (a) any tax examinations, (b) extensions of statutory limitations and (c) the federal, state and local Tax returns of the Company for the last three fiscal years have been previously provided to SIS. There are no requests for ruling in respect of any Tax pending between the Company and any Taxing authority. The Company currently utilizes the cash method of accounting for income tax purposes. Such method of accounting has not changed in the past five years.

5.19. Absence of Changes. Since the Balance Sheet Date, except as set forth in
Schedule 5.19, the Company has conducted its operations in the ordinary course and there has not been:

     (a) any material adverse change in the business, operations, properties, condition (financial or other), assets, liabilities (contingent or otherwise), results or prospects of the Company;

     (b) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of the Company, individually or in the aggregate;

     (c) any change in the authorized capital stock of the Company or in its outstanding securities or any change in the respective Stockholders' ownership interests in the Company or any grant of any options, warrants, calls, conversion rights or commitments;

     (d) any declaration or payment of any dividend or distribution in respect of the capital stock or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of the Company;

     (e) any increase in the compensation payable or to become payable by the Company to the Stockholders or any of its officers, directors, employees, consultants or agents, except for ordinary and customary bonuses and salary increases for employees in accordance with past practice;

     (f) any significant work interruptions, labor grievances or claims filed;

     (g) any sale or transfer, or any agreement to sell or transfer, any material assets, properties or rights of the Company to any person, including, without limitation, the Stockholders and their Affiliates;

     (h) any cancellation, or agreement to cancel, any indebtedness or other obligation owing to the Company;

     (i) any increase in the Company's indebtedness, other than accounts payable incurred in the ordinary course of business, consistent with past practices or incurred in connection with the transactions contemplated by this Agreement;

     (j) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, property or rights of the Company or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

     (k) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets outside of the ordinary course of the Company's business;

     (l) any waiver of any material rights or claims of the Company;

     (m) any material breach, amendment or termination of any material contract, agreement, Permit or other right to which the Company is a party or any of its property is subject; or

     (n) any other material transaction by the Company outside the ordinary course of business.

5.20. Accounts with Banks and Brokerages; Powers of Attorney. Schedule 5.20 sets forth an accurate schedule, as of the date of this Agreement, of (a) the name of each financial institution or brokerage firm in which the Company has accounts or safe deposit boxes; (b) the names in which the accounts or boxes are held;
(c) the type of account and the cash, cash equivalents and securities held in such account as of the second business day prior to the Closing, none of which assets have been withdrawn from such accounts since such date except for bona fide business purposes in the ordinary course of the business of the Company; and (d) the name of each person authorized to draw thereon or have access thereto. Schedule 5.20 also sets forth the name of each person, corporation, firm or other entity holding a general or special power of attorney from the Company and a description of the terms thereof.

5.21. Absence of Certain Business Practices. Neither the Company nor any of its affiliates has given or offered to give anything of value to any governmental official, political party or candidate for government office nor has it otherwise taken any action which would constitute a violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar Law.

5.22. Competing Lines of Business; Related-Party Transactions. Except as set forth in Schedule 5.22, neither the Stockholders nor any other Affiliate of the Company owns, directly or indirectly, any interest in, or is an officer, director, employee or consultant of or otherwise receives remuneration from, any business which is in a Competitive Business or is a competitor, lessor, lessee, customer or supplier of the Company. Except as set forth in Schedule 5.22, no officer or director of the Company nor any Stockholder has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Company.

5.23. Intangible Property. Schedule 5.23 sets forth an accurate list of all patents, patent applications, trademarks, service marks, technology, licenses, trade names, copyrights and other intellectual property or proprietary property rights owned or used by the Company. The Company owns or possesses, and the assets of the Company include, sufficient legal rights to use all of such items without conflict with or infringement of the rights of others.

5.24. Tax Reorganization Representation. The Surviving Corporation will acquire substantially all of the properties of the Company within the meaning of Section 368(a)(2)(D) of the Code.

5.25. Inventory. The inventory of the Company on the Closing Date (the "Inventory") represents the normal supplies and stock and trade of Company on hand as of the close of business on the Closing Date. Except to the extent reserved against in the Financial Statements, the Inventory is and will be as of the Closing Date, good, merchantable and saleable at customary prices in the ordinary course of business and is and will be, as of the Closing Date, of a quality, quantity and mix consistent with Company's past business practices and demands of its customers. Any obsolete inventory has been properly reserved to reflect its net realizable value in the Financial Statements or the books and records of the Company.

5.26. Product Liability Claims. All products which Company has sold have been merchantable and free from material defects in material or workmanship. Except as set forth on Schedule 5.26, during the last three (3) years the Company has not received any claim based upon an alleged breach of product warranty arising from the Company's sale of its products (hereinafter collectively referred to as "Product Liability Claims"). The Company has no reasonable grounds to believe that future Product Liability Claims with respect to products of the Company sold prior to the Closing Date will be different from the Company's past experience with respect thereto as set forth herein.

5.27. Warranty of Products. The Company has not made or given any express warranty or guaranty with respect to any products manufactured or sold by the Company except as set forth in Schedule 5.27.

5.28. Individual Representations and Warranties of the Stockholders. In connection with and as an inducement to BVI and SIS to enter into and be bound by the terms of this Agreement, each Stockholder in his or its individual capacity severally represents and warrants to BVI and SIS as follows:

      (a) Authorization; Non-Contravention; Approvals

          (i) Such Stockholder has the full legal right, power and authority to enter into this Agreement.

          (ii) The execution and delivery of this Agreement by such Stockholder does not, and the consummation by such Stockholder of the transactions contemplated hereby will not, violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, (a) any Laws applicable to such Stockholder, or (b) except as set forth in Schedule 5.28(a), any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, lease or other instrument, obligation or agreement of any kind to which such Stockholder is now a party.

          (iii) This Agreement has been duly and validly executed and delivered by such Stockholder, and, assuming the due authorization, execution and delivery hereof by BVI and SIS, constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms.

          (iv) Except as set forth in Schedule 5.28(a), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority or third party is necessary for the execution and delivery of this Agreement by such Stockholder or the consummation by such Stockholder of the transactions contemplated hereby.

     (b) Stock Ownership. Such Stockholder owns beneficially and of record the Shares set forth opposite such Stockholder's name on Schedule 5.28(b) free and clear of all Encumbrances, (except Encumbrances resulting from restrictions on transferability imposed by federal and state securities laws).

     (c) Capitalization. Except as set forth in Schedule 5.28(c), no subscription, option, warrant, call, convertible or exchangeable security, other conversion right or commitment of any kind exists which obligates such Stockholder to transfer any of the capital stock of the Company.

     (d) Absence of Changes. Except as set forth in Schedule 5.28(d), since the Balance Sheet Date, there has not been any change in such Stockholder's ownership interest in the Company or any grant by such Stockholder of any options, warrants, calls, conversion rights or commitments.

     (e) Approval. Such Stockholder (i) has voted his or its shares of the Company Common Stock in favor of the Merger or approved the Merger pursuant to a written action in accordance with the MBC Act, (ii) has not filed any notice with the Company pursuant to Minnesota Statutes, Section 302A.473 electing to exercise his or its dissenter's rights thereunder, and (iii) has waived such dissenter's rights as a result of executing a written action.

5.29. Disclosure. The Stockholders and the Company have provided SIS or its representatives all the information that SIS has requested in analyzing whether to consummate the Merger and the other transactions contemplated by this Agreement. None of the information so provided nor any representation or warranty of the Stockholders to BVI or SIS in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE VI
                      REPRESENTATIONS AND WARRANTIES OF SIS

SIS represents and warrants to the Stockholders as follows:

6.1. Organization. SIS is a corporation duly organized, validly existing and in good standing under the Laws of the State of Minnesota, and is duly authorized and qualified under all applicable Laws to carry on its business in the places and in the manner now conducted. SIS has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as such business is currently being conducted.

6.2. Authorization; Non-Contravention; Approvals.

     (a) SIS has the full legal right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement has been approved by the board of directors of SIS and BVI, as the sole stockholder of SIS. No additional corporate proceedings on the part of SIS are necessary to authorize the execution and delivery of this Agreement and the consummation by SIS of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by SIS, and, assuming the due authorization, execution and delivery by the Company and the Stockholders, constitutes the valid and binding agreement of SIS, enforceable against SIS in accordance with its terms.

     (b) The execution and delivery of this Agreement by SIS does not, and the consummation by SIS of the transactions contemplated hereby will not, violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under any of the terms, conditions or provisions of (i) the Articles of Incorporation or By-Laws of SIS,
(ii) any Law applicable to SIS or any of its properties or assets or (iii) any material note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which SIS is now a party or by which SIS or any of its properties or assets may be bound or affected.

     (c) Except for the Merger Filing and such filings as may be required under federal or state securities Laws, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by SIS or the consummation by SIS of the transactions contemplated hereby.

6.3. Disclosure. SIS has fully provided the Stockholders or their representatives with all the information that the Stockholders have requested in analyzing whether to consummate the Merger. None of the information so provided nor any representation or warranty of SIS contained in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE VII
                      REPRESENTATIONS AND WARRANTIES OF BVI

7.1. Organization. BVI is a corporation duly organized, validly existing and in good standing under the Laws of the State of Minnesota, and is duly authorized and qualified under all applicable Laws to carry on its business in the places and in the manner now conducted. BVI has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as such business is currently being conducted.

7.2. Authorization; Non-Contravention; Approvals.

     (a) BVI has the full legal right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement has been approved by the board of directors of BVI. No additional corporate proceedings on the part of BVI are necessary to authorize the execution and delivery of this Agreement and the consummation by BVI of the transactions contemplated hereby. This

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

Agreement has been duly and validly executed and delivered by BVI, and, assuming the due authorization, execution and delivery by the Company and the Stockholders, constitutes valid and binding agreement of BVI, enforceable against BVI in accordance with its terms.

     (b) The execution and delivery of this Agreement by BVI does not, and the consummation by BVI of the transactions contemplated hereby will not, violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under any of the terms, conditions or provisions of (i) the Articles of Incorporation or By-Laws of BVI
(ii) any Law applicable to any of BVI or any of its properties or assets or
(iii) any material note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which BVI is now a party or by which BVI or any of its properties or assets may be bound or affected.

7.3. Tax Reorganization Representations.

     (a) Prior to the Merger, BVI will be in control of SIS within the meaning of Section 368(c) of the Code.

     (b) BVI has no plan or intention to cause the Surviving Corporation to issue additional shares of its stock that would result in BVI losing control of the Surviving Corporation within the meaning of Section 368(c) of the Code.

     (c) BVI has no plan or intention to reacquire any of its stock issued in the Merger.

     (d) BVI has no plan or intention to liquidate the Surviving Corporation; to merge the Surviving Corporation with or into another corporation; to sell or otherwise dispose of the stock of the Surviving Corporation except for transfers of stock to another corporation controlled by BVI; or to cause the Surviving Corporation to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by BVI.

     (e) Following the Closing, BVI's intention is that the Surviving Corporation will continue the historic business of the Company or use a significant portion of the historic business assets of the Company in a business, all as required to satisfy the "continuity of business enterprise" requirement under Section 368 of the Code.

     (f) Neither BVI nor SIS owns, nor have they owned during the past five years, any shares of the stock of the Company.

     (g) Each of BVI and SIS is undertaking the Merger for a bona fide business purpose and not merely for the avoidance of federal income tax.

     (h) Neither BVI nor SIS is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

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

     (i) As of the Closing Date but prior to the Effective Time, the fair market value of the assets of SIS will exceed the sum of SIS's liabilities plus the amount of other liabilities, if any, to which SIS's assets are subject.

     (j) No SIS stock will be given as consideration in connection with the transaction.

7.4. Ownership of SIS. As of the date hereof and the Effective Time, the capital stock of SIS is and will be owned 100% by BVI directly. Further, there are not as of the date hereof and there will not be at the Effective Time any outstanding or authorized options, warrants, calls, commitments or any other agreements of any character which BVI is a party to, or may be bound by, requiring it to issue, transfer, sell, purchase, redeem or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of capital stock of SIS.

7.5. BVI Securities. The shares of BVI Common Stock to be issued to each Stockholder pursuant to the Merger are duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and free and clear of all Encumbrances, except for any Encumbrances created by the Stockholders and encumbrances resulting from restrictions on transferability imposed by federal and state securities laws. Upon delivery to the Stockholders of the certificates evidencing the Restricted Shares, the Stockholders shall acquire valid title to the Restricted Shares.

7.6. SEC Filings. Since November 1, 2001, BVI has filed with the SEC all forms, statements, reports and documents required to be filed by it under each of the 1933 Act, the 1934 Act, and the respective rules and regulations thereunder. As of their respective dates, such filings (a) complied as to form in all material respects with all applicable requirements of the 1933 Act, the 1934 Act, as the case may be, and the rules and regulations thereunder, and (b) did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

                                  ARTICLE VIII
                                CERTAIN COVENANTS

8.1. Future Cooperation; Tax Matters. Each of the Stockholders and SIS shall deliver or cause to be delivered to the other following the Closing such additional instruments as the other may reasonably request for the purpose of fully carrying out this Agreement. The Stockholders will cooperate and use their commercially reasonable best efforts to have the present officers, directors and employees of the Company cooperate with BVI and the Surviving Corporation at and after the Closing in furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing. The Stockholders will cooperate with the Surviving Corporation in the preparation of all tax returns covering the period from the beginning of the Company's current tax year through the Closing. In addition, the Surviving Corporation will provide the Stockholders with access to such of its books and records as may be reasonably requested by the Stockholders in connection with federal, state and local tax matters relating to periods prior to the Closing. The party requesting cooperation, information or actions under this Section 8.1 shall reimburse the other party for all reasonable out-of-pocket costs and expenses paid or incurred in connection therewith, which costs and expenses shall not, however, include per diem charges for employees or allocations of overhead charges.

8.2. Expenses. BVI and SIS will pay the fees, expenses and disbursements of its respective agents, representatives, accountants and counsel incurred in connection with the execution, delivery and performance of this Agreement and any amendments thereto. The Surviving Corporation following the Closing will pay any expenses of audit or audit related procedures in connection with the transactions contemplated hereby. The Stockholders will pay their fees, expenses and disbursements and those of their and the Company's agents, representatives, financial advisors, accountants and counsel incurred in connection with the execution, delivery and performance of this Agreement and any amendments hereto and the consummation of the transactions contemplated hereby.

8.3. Legal Opinion. At the Closing, the Company and the Stockholders shall cause their legal counsel, Jagow, Groves & Meinerts, to deliver to SIS a legal opinion in form and substance acceptable to SIS.

8.4. Consulting Services. For a period of twelve (12) weeks following the Closing Date (the "Consulting Term"), each of Daryl McNab and Michael Waterhouse will be available to provide transition consulting services to the Company at the Company's discretion at a rate of $50.00 per hour.

8.5. Repayment of Related Party Indebtedness. Concurrently with the execution of this Agreement, the Stockholders shall repay to the Company all amounts outstanding as advances to or receivables from the Stockholders, each of which advances or receivables is specifically reflected in Schedule 5.7.

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

8.6. Registration Statement on Form S-3.

     (a) Subject to Section 8.6(c), below, as soon as practicable after the Closing, BVI shall file with the SEC a Registration Statement on Form S-3 (or any successor form adopted by the SEC) (the "Registration Statement") to register the resale by the Stockholders of the Registrable Securities under the 1933 Act. After the Registration Statement is filed, BVI shall use commercially reasonable efforts to have the Registration Statement declared effective by the SEC and to maintain the effectiveness of the Registration Statement until the first anniversary date of the Closing Date. In connection with such registration, BVI will additionally:

     (i) Prepare and file with the SEC such amendments to the Registration Statement and supplements to the prospectus contained therein as may be necessary to keep the Registration Statement effective for the period specified above;

     (ii) Subject to the procedure set forth in Section 8.6(b), below, furnish to the Stockholders such reasonable number of copies of the Registration Statement, preliminary prospectus, final prospectus and such other documents reasonably requested in order to facilitate the resale of the Registrable Securities;

     (iii) Use commercially reasonable efforts to register or qualify the securities covered by the Registration Statement under such state securities or blue sky laws of such jurisdictions as the Stockholders may reasonably request in writing within twenty (20) days following the original filing of the Registration Statement, except that BVI shall not for any purpose be required to execute a general consent to service of process or to qualify to do business as a foreign corporation in any jurisdiction wherein it is not so qualified;

     (iv) Notify the Stockholders, promptly after it shall receive notice thereof, of the time when the Registration Statement has become effective or a supplement to any prospectus forming a part of the Registration Statement has been filed;

     (v) Notify the Stockholders promptly of any request by the SEC for the amending or supplementing of the Registration Statement or any prospectus or for additional information;; and

     (vi) Advise the Stockholders, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of the Registration Statement or the initiation or threatening of any proceeding for that purpose and promptly use commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued.

     Each Stockholder hereby agrees to cooperate with all reasonable requests by BVI necessary to effectuate the preparation and filing of the Registration Statement, and agrees to provide BVI with all information required in connection therewith in a timely manner.

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


     (b) Prior to any sales of Registrable Securities under the Registration Statement by a Stockholder, the Stockholder contemplating the sales will provide BVI with written notice of such intention, addressed to BVI's Chief Financial Officer (a "Sale Notice"). BVI will notify such Stockholder within five (5) business days following receipt of the Sale Notice as to whether sales by the Stockholder may be made or will be limited as provided below. Upon notice from BVI permitting sales by the Stockholder, for a period beginning on the date of receipt by the Stockholder of such notice and ending 45 days thereafter (the "Window Period"), the Stockholder may offer and sell Registrable Securities from time to time pursuant to the Registration Statement. Anything in this Agreement to the contrary notwithstanding, the ability of a Stockholder to sell Registrable Securities pursuant to the Registration Statement and this Agreement shall be suspended in the event that, upon receiving a Sale Notice or during any Window Period, BVI's Chief Financial Officer notifies the Stockholder that: (i) BVI has reasonably determined that it is necessary to file and cause to be declared effective a post-effective amendment to the Registration Statement or a prospectus supplement or to cause disclosure to be made under the Exchange Act and incorporated by reference into the Registration Statement, in which case BVI may give the Stockholder notice of such fact, and the requested Window Period will not begin until such disclosure has been filed or post-effective amendment has been declared effective by the SEC, as the case may be; or (ii) that (A) the sale would interfere in any material respect with any financing, acquisition, corporate reorganization or other similar material transaction pending or under consideration by BVI, or (B) there is some other material development relating to the condition (financial or otherwise) of BVI that has not been generally publicly disclosed and that, under such circumstances for overriding business reasons, disclosure would be inadvisable; provided, however, that (1) BVI shall promptly notify the Stockholder submitting the Sale Notice following any subsequent disclosure of such development, and (2) once BVI has determined that public disclosure of such development is appropriate, it shall proceed with diligence and all practicable speed to make such disclosure.

     (c) If at any time following the date of this Agreement, BVI shall be ineligible to register its securities on Form S-3, then (i) BVI shall not be obligated to effect any registration of the Registrable Securities under Section 8.6(a) until such time as BVI becomes eligible to use Form S-3 (provided, however, that if at the time such eligibility is restored all of the Registrable Securities held by a Stockholder are then eligible for sale during any given three (3) month period under Rule 144 under the Securities Act, BVI will have no further registration obligation under Section 8.6(a) with respect to such Stockholder's Registrable Securities); and (ii) if the Registration Statement has become effective under the 1933 Act, BVI may file an amendment to the Registration Statement deregistering any Registrable Securities remaining unsold at the time that BVI became ineligible to use Form S-3. BVI will provide prompt notice to the Stockholders of any ineligibility to use Form S-3 and of any deregistration of the Registrable Securities under this Section.

     (d) In connection with the registration of the Registrable Securities, BVI shall bear the following fees, costs and expenses: all registration, filing NASD and Nasdaq National Market or exchange listing fees, printing expenses, fees and disbursements of counsel and accountants for BVI, all internal BVI expenses and all legal fees and disbursements and other expenses of complying with state securities or blue sky laws of any jurisdictions in which the Registrable Securities are to be registered or qualified. Fees and disbursements of counsel and accountants for the Stockholders, underwriting discounts and commissions and transfer taxes relating to the Registrable Securities included in the offering, and any other expenses incurred by the Stockholders not expressly included above, shall be borne by the Stockholders.

     (e) For the purposes of this Section 8.6, the term "Registrable Securities" shall mean (i) the Restricted Shares, and (ii) any BVI Common Stock issued or issuable with respect to such Restricted Shares by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

8.7. Resignations. The individuals set forth on Schedule 8.7 shall deliver their resignations as officers and directors of the Company effective as of the Closing Date.

                                   ARTICLE IX
                                 INDEMNIFICATION

The Stockholders, BVI and SIS each make the following covenants:

9.1. General Indemnification by the Stockholders.

     (a) Subject to Sections 9.5 and 9.6, each of the Stockholders covenants and agrees that such Stockholder will severally indemnify, defend, protect and hold harmless BVI and the Surviving Corporation, and their respective officers, directors, employees, stockholders, agents, representatives and Affiliates from and against all Losses incurred by any of such indemnified persons as a result of or arising from (i) any breach of the representations and warranties of the Stockholders set forth in Sections 5.28, 13.1 and 13.2 or certificates delivered in connection herewith, (ii) any breach or nonfulfillment of any covenant or agreement on the part of such Stockholder under this Agreement, and (iii) all transfer and other Taxes arising from the transactions contemplated by this Agreement (for each Stockholder, the items listed in clauses (i), (ii) and (iii), referred to collectively as such Stockholder's "Individual Stockholder Indemnification Obligations").

     (b) Subject to Sections 9.5 and 9.6, the Stockholders covenant and agree that they will jointly and severally indemnify, defend, protect and hold harmless BVI and the Surviving Corporation, and their respective officers, directors, employees, stockholders, agents, representatives and Affiliates from and against all Losses incurred by any of such indemnified persons as a result of or arising from (i) any breach of the representations and warranties of the Stockholders set forth in Article V except those set forth in Section 5.28, (ii) any breach or nonfulfillment of any covenant or agreement on the part of the Company under this Agreement, and (c) all income taxes payable by the Company for all periods prior to and including the Closing Date.

9.2. Indemnification by Surviving Corporation. Subject to Sections 9.5 and 9.6, the Surviving Corporation covenants and agrees that it will indemnify, defend, protect and hold harmless the Stockholders and their respective agents, representatives, Affiliates, beneficiaries and heirs and employees from and against all Losses incurred by any of such indemnified persons as a result of or arising from (a) any breach of the representations and warranties of SIS set forth herein or in the Schedules or certificates attached hereto, and (b) any breach or nonfulfillment of any covenant or agreement on the part of SIS under this Agreement.

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

9.3. Indemnification by BVI. Subject to Sections 9.5 and 9.6, BVI covenants and agrees that it will indemnify, defend, protect and hold harmless the Stockholders and their respective agents, representatives, Affiliates, beneficiaries and heirs and employees from and against all Losses incurred by any of such indemnified persons as a result of or arising from (a) any breach of the representations and warranties of BVI set forth herein or in the Schedules or certificates attached hereto, and (b) any breach or nonfulfillment of any covenant or agreement on the part of BVI under this Agreement.

9.4. Third Person Claims.

     (a) Notice. Promptly after any party hereto (hereinafter the "Indemnified Party") has received notice of or has knowledge of any claim by a person not a party to this Agreement ("Third Person"), of the commencement of any action or proceeding by a Third Person, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement, the Indemnified Party shall give to the party obligated to provide indemnification pursuant to Section 9.1, 9.2 or 9.3 hereof (hereinafter the "Indemnifying Party") written notice of such claim or the commencement of such action or proceeding. Such notice shall state the nature and the basis of such claim and a reasonable estimate of the amount thereof.

     (b) Defense by Indemnifying Party.The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel, any such matter so long as the Indemnifying Party pursues the same diligently and in good faith. If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and in any settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party's possession or control. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled, at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof.

     (c) Settlement. The Indemnifying Party shall not settle any such Third Person claim without the consent of the Indemnified Party, unless the settlement thereof imposes no liability or obligation on, and includes a complete release from liability of, the Indemnified Party. If the Indemnifying Party desires to accept a final and complete settlement of any such Third Person claim and the Indemnified Party refuses to consent to such settlement, then the Indemnifying Party's liability under this Section with respect to such Third Person claim shall be limited to the amount so offered in settlement by said Third Person; provided, however, that notwithstanding the foregoing, the Indemnified Party shall be entitled to refuse to consent to any such proposed settlement and the Indemnifying Party's liability hereunder shall not be limited by the amount of the proposed settlement if such settlement does not provide for the complete release of the Indemnified Party.

     (d) Defense by Indemnified Party. If, upon receiving notice, the Indemnifying Party does not undertake to defend such matter within thirty (30) days to which the Indemnified Party is entitled to indemnification hereunder, or fails diligently to pursue such defense, the Indemnified Party may undertake such defense through counsel of its choice, at the cost and expense of the Indemnifying Party, and the Indemnified Party may settle such matter, in its sole and absolute discretion, and the Indemnifying Party shall reimburse the Indemnified Party to the extent the amount paid in such settlement and any other liabilities or expenses incurred by the Indemnified Party in connection therewith are indemnifiable Losses under this Agreement.

     (e) No Waiver. Except as provided in writing to such effect signed by such person, no action or inaction of an Indemnifying Party under this Section 9.4 shall be deemed a waiver of such person's right to contest any claim for indemnification under this Agreement.

9.5. Indemnification Deductible. Neither the Stockholders, on the one hand, nor BVI and the Surviving Corporation, on the other hand, shall be entitled to indemnification from the other under the provisions of Sections 9.1, 9.2 or 9.3, as the case may be, until such time as, and only to the extent that, the claims subject to indemnification by such other party exceed, in the aggregate, $10,000. Notwithstanding the foregoing, the limitations set forth in this
Section 9.5 shall not apply to the representations set forth in Sections 5.5 and 5.16(b), or to fraudulent misrepresentations or willful or intentional breaches of this Agreement.

9.6. Survival of Representations and Warranties. The representations and warranties set forth in ARTICLE V, ARTICLE VI and ARTICLE VII shall survive the Closing for a period of twenty-four (24) months from the Closing Date (the "Expiration Date"), except that the representations and warranties set forth in Sections 5.3, 5.11, 5.16, 5.18, and 5.28 hereof shall survive the transaction contemplated by this Agreement and not terminate and the Expiration Date shall not be applicable to said representations. Notwithstanding anything in this
ARTICLE IX to the contrary, an Indemnifying Party's indemnification obligations under ARTICLE IX shall not terminate as of the Expiration Date with respect to any claims for indemnification to which the Expiration Date would otherwise be applicable which are asserted in writing prior to the Expiration Date and have not been finally resolved prior to the Expiration Date.

9.7. Additional Notice; Cooperation. In addition to any notice which BVI, or the Surviving Corporation may give to the Stockholders pursuant to this ARTICLE IX, BVI and the Surviving Corporation agree that they shall give written notice to the Stockholders promptly upon the receipt by BVI or the Surviving Corporation of knowledge of a state of facts which, if not corrected, would in BVI's or the Surviving Corporation's judgment be reasonably likely to become the subject of a claim for indemnification hereunder; provided, that the failure of BVI or the Surviving Corporation promptly to notify the Stockholders of any such matter shall not release the Stockholders, in whole or in part, from their obligations under this ARTICLE IX.

9.8. Exclusive Remedy. Subject to Sections 9.5 and 9.6 and in the absence of fraud by any of the Stockholders, the exclusive remedy of BVI and the Surviving Corporation for Losses that are

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

indemnifiable pursuant to Section 9.1 shall be pursuant to this ARTICLE IX, unless an additional remedy or different remedy is expressly set forth in a provision to this Agreement, and the parties waive all other remedies.

                                    ARTICLE X
                            NONCOMPETITION COVENANTS

10.1. Prohibited Activities.

     (a) As additional consideration for the Merger Consideration received by the Stockholders, the Stockholders will not for three (3) years following the Closing Date directly or indirectly, for himself, itself or on behalf of or in conjunction with any other person, company, partnership, corporation or business of whatever nature:

         (i) call upon any person, who is, at that time, an employee or consultant of BVI or the Surviving Corporation or any of their respective subsidiaries, for the purpose or with the intent or effect of enticing such employee or consultant away from or out of the employ or contract with BVI or the Surviving Corporation or any of their respective subsidiaries; or

         (ii) call upon any person or entity which is currently at that time, or has within one (1) year prior to that time been, a customer of the Company, for the purpose of soliciting or selling services or products in a Competitive Business, unless the Surviving Corporation, in its sole discretion, and upon written notice to the Stockholders, elects not to service specific customers otherwise covered by this Section 10.1(a).

     The Surviving Corporation shall, within thirty (30) days of receipt of a written request from a Stockholder, deliver to said Stockholder a written response indicating whether or not the Surviving Corporation is servicing or is going to service the customer or customers identified in the Stockholder's request.

     (b) Notwithstanding the above, Section 10.1(a) shall not be deemed to prohibit any Stockholder from acquiring, as a passive investor with no involvement in the operations of the business, not more than one percent of the capital stock of a Competitive Business whose stock is publicly traded on a national securities exchange, the NASDAQ Stock Market or over-the-counter.

10.2. Equitable Relief. Because of the difficulty of measuring economic losses to BVI and the Surviving Corporation as a result of a breach of the foregoing covenant, because a breach of such covenant would diminish the value of the assets and business of the Company being sold pursuant to this Agreement, and because of the immediate and irreparable damage that could be caused to BVI and the Surviving Corporation for which it would have no other adequate remedy, each Stockholder agrees that the foregoing covenant may be enforced against such individual by injunctions, restraining orders and other equitable actions.

10.3. Reasonable Restraint. It is agreed by the parties hereto that the foregoing covenants in this ARTICLE X are necessary in terms of time, activity and territory to protect BVI's and the Surviving Corporation's interest in the assets and business being acquired pursuant to the terms of this Agreement and impose a reasonable restraint on each Stockholder in light of the activities and businesses of the Company on the date of the execution of this Agreement and the current plans of the Company.

10.4. Severability; Reformation. The covenants in this ARTICLE X are severable and separate, and the unenforceability of any specific covenant shall not affect the continuing validity and enforceability of any other covenant. In the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth in this ARTICLE X are unreasonable and therefore unenforceable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable and this Agreement shall thereby be reformed.

10.5. Material and Independent Covenant. Each Stockholder acknowledges that his agreements and the covenants set forth in this ARTICLE X are material conditions to BVI's and SIS's agreements to execute and deliver this Agreement and to consummate the transactions contemplated hereby and that BVI and SIS would not have entered into this Agreement without such covenants. All of the covenants in this ARTICLE X shall be construed as an agreement independent of any other provision in this Agreement.

                                   ARTICLE XI
                    NONDISCLOSURE OF CONFIDENTIAL INFORMATION

11.1. General. Each Stockholder recognizes and acknowledges that he had in the past, currently has, and in the future will have, access to certain confidential information relating to the businesses of the Company, such as lists of customers, operational policies, and pricing and cost policies that are, and following the Closing will be, valuable, special and unique assets of the Surviving Corporation. Each Stockholder agrees that it will not use or disclose such confidential information to any person, firm, corporation, association or other entity for any purpose whatsoever, except as is required in the course of performing its duties, if any, to the Surviving Corporation, unless (a) such information becomes known to the public generally through no fault of such Stockholder, or (b) disclosure is required by Law, provided that prior to disclosing any information pursuant to this clause (b) such Stockholder shall, if possible, give prior written notice thereof to the Surviving Corporation and provide the Surviving Corporation with the opportunity to contest such disclosure. In the event of a breach or threatened breach by any Stockholder of the provisions of this Section, the Surviving Corporation shall be entitled to an injunction restraining such Stockholder from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting the Surviving Corporation from pursuing any other available remedy for such breach or threatened breach, including, without limitation, the recovery of damages.

11.2. Equitable Relief. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants, because a breach of such covenant would diminish the value of the assets and business of the Company being sold pursuant to this Agreement, and

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

because of the immediate and irreparable damage that would be caused for which the Surviving Corporation would have no other adequate remedy, each Stockholder agrees that the foregoing covenants may be enforced against him by injunctions, restraining orders and other equitable actions.


                                   ARTICLE XII
                             INTENDED TAX TREATMENT

12.1. Tax-Free Reorganization. SIS and the Stockholders are entering into this Agreement with the intention that the Merger qualify as a tax-free reorganization for federal income tax purposes, except to the extent of any "boot" received, and neither SIS nor the Stockholders will take any actions that disqualify the Merger for such treatment.


                                  ARTICLE XIII
               FEDERAL SECURITIES ACT AND CONTRACTUAL RESTRICTIONS
                               ON BVI COMMON STOCK

13.1 Compliance with Law. Each of Celtic Enterprises, LTD. and Marvin H. Peterson (collectively, the "Continuing Stockholders") acknowledge the shares of BVI Common Stock issued at the Closing in accordance with the terms of this Agreement (the "Restricted Shares") will not be registered under the 1933 Act at the time of Closing and therefore may not be resold without compliance with the 1933 Act, including registration pursuant to the Registration Statement. The Restricted Shares are being or will be acquired by the Continuing Stockholders solely for their own account, for investment purposes only, and with no present intention of distributing, selling or otherwise disposing of them in connection with a distribution. The Continuing Stockholders covenant, warrant and represent that none of the Restricted Shares will be, directly or indirectly, offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of except after full compliance with all of the applicable provisions of the Act and the rules and regulations of the SEC. Certificates representing the Restricted Shares shall bear a legend in substantially the following language:

     The shares represented by this certificate were not issued in a transaction registered under the Securities Act of 1933, as amended ("Securities Act"), or any applicable state securities laws. The shares represented hereby have been acquired for investment and may not be sold or transferred unless such sale or transfer is covered by an effective registration statement under the Securities Act and applicable state securities laws or, in the opinion of counsel to the issuer, is exempt from the registration requirements of the Securities Act and such laws.

13.2. Economic Risk; Sophistication; Accredited Investor Status. Each Continuing Stockholder is able to bear the economic risk of an investment in the Restricted Shares and can afford to sustain a total loss of such investment. Each Continuing Stockholder has such knowledge and experience in financial and business matters that it or he is capable of evaluating the merits and risks of the proposed investment and therefore has the capacity to protect his or its

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

own interests in connection with the acquisition of the Restricted Shares. Each Continuing Stockholder represents to BVI and SIS that it or he is an "accredited investor," as that term is defined in Regulation D under the 1933 Act. Each Continuing Stockholder or his or its representatives have had an adequate opportunity to ask questions and receive answers from the officers of BVI and SIS concerning, among other matters, BVI, its management, its plans for the operation of its business and potential additional acquisitions.

13.3. SEC Reporting. With a view to making available the benefits of certain rules and regulations of the SEC that may permit the resale of BVI Common Stock to the public without registration, for a period of one year after the Closing, BVI agrees to use commercially reasonable efforts to:

     (a)  make and keep public information (as such terms are defined in Rule
144) regarding BVI available;

     (b) file with the SEC in a timely manner all reports and other documents required of BVI under the 1933 Act and the 1934 Act; and

     (c) furnish to each Continuing Stockholder upon written request a written statement by BVI as to its compliance with the reporting requirements of the 1933 Act and the 1934 Act, a copy of the most recent annual or quarterly report of BVI, and such other reports and documents so filed as such Continuing Stockholder may reasonably request in availing himself of any rule or regulation of the SEC allowing such Continuing Stockholder to resell any such shares without registration.


                                   ARTICLE XIV
                                  MISCELLANEOUS

14.1. Successors and Assigns. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of Law) and shall be binding upon and shall inure to the benefit of the parties hereto, the successors of BVI, the Surviving Corporation and the Company, and the heirs and legal representatives of the Stockholders.

14.2. Entire Agreement. This Agreement (including the Schedules, exhibits and annexes attached hereto) and the documents delivered pursuant hereto constitute the entire agreement and understanding among the Stockholders, the Company, SIS and BVI and supersede any prior agreement and understanding relating to the subject matter of this Agreement. This Agreement may be modified or amended only by a written instrument executed by the Stockholders, the Company, SIS and BVI, acting through their respective officers, duly authorized by their respective Boards of Directors.

14.3. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

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

14.4. Brokers and Agents. Except for SIS's engagement of McCord Consulting Group ("Broker"), each party hereto represents and warrants that it employed no broker or agent in connection with the transactions contemplated by this Agreement. The payment of any other amounts to Broker shall be the liability and obligation of SIS. Each party agrees to indemnify each other party against all loss, cost, damages or expense arising out of claims for fees or commissions of brokers employed or alleged to have been employed by such indemnifying party.

14.5. Notices. All notices and communications required or permitted hereunder shall be in writing and may be given by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, or by delivering the same in person to an officer or agent of such party, as follows:

     (a)   If to SIS or the Surviving Corporation, addressed to them at:

                    Synovis Interventional Solutions, Inc.
                    475 Apollo Drive
                    Lino Lakes, MN 55014
                    Attn:  Fariborz Boor Boor


           If to BVI, addressed to it at:

                    Bio-Vascular, Inc.
                    2525 University Avenue
                    St. Paul, MN 55114-1024
                    Attn:  Karen Gilles Larson

           With a copy in each case (which shall not constitute notice) to:

                    Winthrop & Weinstine, P.A.
                    Richard A. Hoel, Esq.
                    Dain Rauscher Plaza
                    South Sixth Street
                    Minneapolis, Minnesota 55402

     (b)   If to any Stockholder, respectively addressed as follows:

                    Celtic Enterprises, Ltd.
                    ______________________
                    ______________________
                    Attn: Daryl R. McNab

                    Marvin H. Peterson
                    ______________________
                    ______________________
                    ______________________

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

                    Michael R. Waterhouse
                    ______________________
                    ______________________
                    ______________________

                    Steven R. Farris
                    ______________________
                    ______________________
                    ______________________

           With a copy (which shall not constitute notice) to:

                    Jagow, Groves & Meinerts
                    Howard Groves, Esq.
                    350 West Burnsville Parkway #825
                    Burnsville, MN 55337


or such other address as any party hereto shall specify pursuant to this Section
14.5 from time to time.

14.6. Exercise of Rights and Remedies. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

14.7. Reformation and Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and unenforceable, but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

14.8. Third Party Beneficiaries. Nothing provided in this Agreement is intended to provide any rights or benefits to third parties.

              (THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK)

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

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                              BIO-VASCULAR, INC.

                              By:__________________________________________
                              Its:_________________________________________


                              SYNOVIS INTERVENTIONAL
                              SOLUTIONS, INC.

                              By:__________________________________________
                              Its:_________________________________________


                              EMTECH, INC.

                              By:__________________________________________
                              Its:_________________________________________


                              CELTIC ENTERPRISES, LTD.

                              By:__________________________________________
                                  Daryl R. McNab
                              Its:_________________________________________


                              _____________________________________________
                              Marvin H. Peterson, Individually

                              _____________________________________________
                              Michael R. Waterhouse, Individually

                              _____________________________________________
                              Steven R. Farris, Individually

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